                                                                   EXHIBIT 23(A)

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-74937) for the registration of $1,250,000,000 of American Airlines, Inc. Pass Through Certificates and related Prospectus of American Airlines, Inc. and to the incorporation by reference therein of our reports dated January 18, 1999, except for the last paragraph of Note 3 and the last paragraph of Note 4, for which the date is February 22, 1999, with respect to the consolidated financial statements and schedule of American Airlines, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Dallas, Texas

April 20, 1999


                                       S-1